Exhibit 99.1

ABIOMED Announces Expanded Reimbursement and Distribution in Europe for IMPELLA RECOVER(R) Circulatory Support Systems; Expected to Fuel Increased Utilization of ABIOMED Recovery Solutions in Largest European Markets

    DANVERS, Mass.--(BUSINESS WIRE)--Feb. 3, 2006--ABIOMED, Inc. (NASDAQ: ABMD) today announced that the governmental authority for reimbursement in Germany (InEK) has granted the highest approval level available for ABIOMED's IMPELLA(R) RECOVER(R) Devices. The new German reimbursement standard will apply to ABIOMED's IMPELLA Recover(R) LP 2.5, the IMPELLA Recover(R) 5.0, the IMPELLA Recover (R) RD, and the IMPELLA Recover (R) LD which are available in Europe under the CE Mark and are investigational in the United States. The Company also announced that it has recently received product registration approval in France and has now commenced shipment of IMPELLA technologies to customers in this country. Germany and France represent the largest circulatory assist markets in Europe.
    German reimbursement is critical for healthcare market adoption of new technologies as it allows hospitals to provide advanced care to their patients in a cost effective manner. Hospitals in Germany are required to negotiate the reimbursement of advanced technologies, medical treatments, and patient related procedural expenses directly with the insurance companies. ABIOMED received a status 1 rating, the highest available, for the Impella technology to support these negotiations and future reimbursement with the German government authorities. Successful registration of Impella products in France provides a new opportunity for sales of ABIOMED's full IMPELLA product line in the second largest market in Europe.
    "We are focused globally on cost-effective solutions for acute heart failure and our products offer life saving options for the number one cause of death and the number one cost to global healthcare systems" said Michael R. Minogue, Chairman, CEO and President of ABIOMED.
    The Company has added dedicated resources for reimbursement and economic benefit analysis in markets around the world to help accelerate patient access to technology.

    ABOUT THE IMPELLA RECOVER DEVICES

    The Recover(R) LP 2.5 is a minimally invasive ventricular unloading catheter, which is inserted percutaneously via the femoral artery into the left ventricle. Up to 2.5 liters of blood per minute are delivered by the pump from the left ventricle into the ascending aorta, providing the heart with active support in critical situations. A large percentage of patients with acute myocardial infarction require a temporary mechanical support system in order to survive. The Recover(R) LP 2.5 can be inserted quickly and provides efficient cardiovascular support. The Recover(R) LP 2.5 can be implanted for up to 5 days.
    The Recover(R) LP 5.0 is a ventricular unloading catheter, which is placed via a femoral artery cut-down into the left ventricle. Once in place, up to 5 liters of blood per minute is pumped from the left ventricle into the ascending aorta - actively unloading the heart. The CE Marked Recover(R) LP 5.0 has been used in European centers to support patients with post-cardiotomy failure to wean, post PCI, myocarditis, cardiogenic shock or as a bridge-to-next decision.
    ABIOMED's IMPELLA Recover Devices also include the Recover (R) RD, the smallest right ventricular unloading catheter; and the Recover (R) LD, the smallest left ventricular unloading catheter. These CE Marked devices are surgically implanted and can provide longer duration support. The IMPELLA Recover (R) RD is implantable and can deliver up to 6.0 liters of blood per minute from the right atrium via the outlet graft to the pulmonary artery. The Recover (R) LD is surgically implanted via the aorta into the left ventricle and delivers up to 5.0 liters of blood per minute into the ascending aorta. These devices can be used in combination to provide temporary bi-ventricular support in an effort to recover the natural function of a patient's heart.
    IMPELLA(R) RECOVER(R) products are investigational devices in the United States and are not yet available for sale in the United States.

    ABOUT ABIOMED

    Based in Danvers, Massachusetts, ABIOMED, Inc. (pronounced "AB'-EE-O-MED") is a leading developer, manufacturer and marketer of medical products designed to assist or replace the pumping function of the failing heart. ABIOMED currently manufactures and sells the AB5000(TM) Circulatory Support System and the BVS(R) 5000 Biventricular Support System for the temporary support of all patients with failing but potentially recoverable hearts. In Europe, ABIOMED offers the IMPELLA(R) RECOVER(R) minimally invasive cardiovascular support systems under CE Mark approval. The Company's AbioCor(R) Implantable Replacement Heart was the subject of an initial clinical trial under an Investigational Device Exemption from the United States Food and Drug Administration. The AbioCor has not been approved for commercial distribution, and is not available for use or sale outside of the initial clinical trial. For additional information please visit: www.abiomed.com.

    FORWARD-LOOKING STATEMENTS

    This Release contains forward-looking statements, including statements regarding development of ABIOMED's existing and new products, the Company's progress toward commercial growth, and future opportunities. The Company's actual results may differ materially from those anticipated in these forward-looking statements based upon a number of factors, including uncertainties associated with development, testing and related regulatory approvals, anticipated future losses, complex manufacturing, high quality requirements, dependence on limited sources of supply, competition, technological change, government regulation, future capital needs and uncertainty of additional financing and other risks and challenges detailed in the Company's filings with the Securities and Exchange Commission, including the Annual Report filed on Form 10-K. Readers are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date of this Release. The Company undertakes no obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect events or circumstances that occur after the date of this Release or to reflect the occurrence of unanticipated events.

    CONTACT: ABIOMED, INC.
             Daniel Sutherby, 978-646-1812
             Chief Financial Officer
             ir@abiomed.com
             or
             ABIOMED, INC.
             Liza Heapes, 978-646-1668
             Media Relations
             mediarelations@abiomed.com